PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 30 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                          January 10, 1996
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes -- Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. with 30 calendar days notice on any January 24 or July 24, commencing January 24, 1998.

Principal Amount:              $10,000,000                  Redemption
                                                              Percentage:             100%
Maturity Date:                 January 24, 2011
                                                            Annual Redemption
Interest Rate:                 6.75% per annum                Percentage
                                                              Reduction:              N/A
Interest Accrual
  Date:                        January 24, 1996             Interest Payment
                                                              Period:                 Monthly
Interest Payment
  Dates:                       The twenty-fourth day        Specified Currency:       U.S. Dollars
                               of each month,
                               commencing February          Issue Price:              100%
                               24, 1996
                                                            Settlement Date
                                                              (Original Issue
Redemption Dates:              Redeemable in whole,           Date):                  January 24, 1996
                               but not in part, at the
                               option of Morgan             Book Entry Note or
                               Stanley Group Inc.             Certificated Note:      Book Entry Note
                               with 30 calendar days
                               notice on any January        Senior Note or
                               24 or July 24,                 Subordinated Note:      Senior Note
                               commencing January
                               24, 1998                     Total Amount of OID:      N/A

                                                            Original Yield to
                                                              Maturity:               N/A

                                                            Initial Accrual
                                                              Period OID:             N/A

                                                            Trustee:                  Chemical Bank


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                             MORGAN STANLEY & CO.
                                 Incorporated